Exhibit 99.1

Partnership Contact:

Daniel M. Maher

(614) 643-0332

ir@OxfordResources.com

Oxford Resource Partners, LP Announces

Resignation of Chief Financial Officer and Appointment of Successor

COLUMBUS, Ohio, August 20, 2012 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) announced today that Jeffrey M. Gutman, Senior Vice President, Chief Financial Officer and Treasurer of Oxford Resources GP, LLC, the general partner of the Partnership (the “General Partner”), and other affiliates of the Partnership, has resigned his position. The Partnership has hired Bradley W. Harris as his successor.

Mr. Gutman has given notice of his resignation, effective October 1, 2012, in order to pursue other opportunities. He will assist with an orderly transition of his responsibilities to Mr. Harris, and there is a possibility that he may remain employed with the General Partner after that date if he is needed and available to assist further with the transition.

Commented Mr. Gutman, “I feel extremely fortunate to have worked with such wonderful people during my tenure at Oxford, and I am truly proud of our collective accomplishments. I wish Oxford continued success in the future.”

“I want to thank Jeff for his contributions to Oxford. He prepared the Partnership for a successful IPO and built the financial infrastructure to support our operations as a public company,” said President and Chief Executive Officer Charles C. Ungurean. “We wish him well in his future endeavors. At the same time, we feel fortunate to be able to attract someone of Brad’s caliber to succeed Jeff. Brad’s public company experience in the coal sector is a major asset to Oxford, giving us confidence in effecting a smooth transition.”

Mr. Harris, age 52, will succeed Mr. Gutman as Senior Vice President, Chief Financial Officer and Treasurer on October 1, 2012. He has recent and extensive coal industry experience, including his almost five years of service as Senior Vice President, Chief Financial Officer and Treasurer of International Coal Group, Inc. (“ICG”), which was a leading producer of coal in Northern and Central Appalachia with a broad range of mid-to-high Btu, low-to-medium sulfur steam and metallurgical coal that was sold primarily to investment grade electric utilities, as well as to domestic and international industrial customers. ICG also held large strategic coal reserves in the Illinois Basin. Mr. Harris began his professional career with Ernst & Young LLP, where he was employed from 1981 to 1996 and served in his last years there as an Audit Senior Manager. In addition, he served as Controller, Chief Accounting Officer and Chief Financial Officer at various companies from 1996 to 2006. Mr. Harris earned two degrees from Lehigh University, a B.S. in Accounting in 1981 and an M.B.A. in 1986.

“I am pleased to have this opportunity to join a solid organization like Oxford,” observed Mr. Harris. “I look forward to working with its strong management team and financial staff.”

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.